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                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY
                                  Dallas, Texas
               Administrative Office: 9920 Corporate Campus Drive,
                     Suite 1000, Louisville, Kentucky 40223


                     GUARANTEED MINIMUM INCOME BENEFIT RIDER

This rider forms a part of the contract to which it is attached. This rider is subject to the terms of the contract except to the extent it changes the contract. The effective date of this rider is the date that the rider is elected, anytime during the life of the contract to which it is attached. If you elect this benefit, we will deduct an extra charge as stated in the Rider Charge provision of this form.

The rider amends the section of the Contract captioned Annuitization to include the following:

GUARANTEED MINIMUM INCOME BENEFIT. This rider provides that a guaranteed minimum amount, as set forth below, will be used to provide annuity payments. The following limitations apply to this rider:

     1) You must elect to receive annuity payments under Annuity Options 2 or 4, set forth in the contract, unless otherwise agreed to by the Company. Annuity Option 2 will be applied if no election is made under this rider.

     2) If you are age 50 or older on the Contract Issue Date, the Annuity Date must be the later of your attained age of 65 or the 7th Contract Anniversary.

     3) If you are less than age 50 on the Contract Issue Date, the Annuity Date must be after the 15th Contract Anniversary.

     4) The Annuity Date selected must occur within 30 days following a Contract Anniversary.

On the Annuity Date the initial income benefit amount will not be less than the Guaranteed Minimum Income Benefit base applied to guaranteed annuity payout factors under the Annuity Option selected.

If the Guaranteed Minimum Death Benefit Rider is selected, then the Guaranteed Minimum Income Benefit base, prior to the Owner's 80th birthday, is equal to the greater of:

     1) The total of all Purchase Payments, less any Adjusted Partial Withdrawals, and less contingent deferred sales charges deducted and any premium taxes, as applicable;

     2) The Contract Value less any applicable contingent deferred sales charges and contract maintenance charges, and less any premium taxes, as applicable;

     3) The largest Contract Value on any Contract Anniversary, less any Adjusted Partial Withdrawals made subsequent to such Contract Anniversary, and limited to no more than twice the amount of Purchase Payments paid less any Adjusted Partial Withdrawals; or

     4) The total of all Purchase Payments, less any Adjusted Partial Withdrawals, and contingent deferred sales charges deducted, increased by 5% each year up to the date of annuitization, and limited to no more than twice the amount of Purchase Payments paid less any Adjusted Partial Withdrawals.

An Adjusted Partial Withdrawal is equal to: (a) the partial withdrawal amount including the contingent deferred sales charges and any applicable premium taxes withheld; multiplied by (b) the Guaranteed Minimum Income Benefit base immediately prior to the partial withdrawal; divided by (c) the Contract Value immediately prior to the partial withdrawal.

JNL-4013                                                                  02/04

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The Guaranteed Minimum Income Benefit base on or after the Owner's 80th birthday will be the Contract Value less any applicable premium tax, contingent deferred sales charges and contract maintenance charges.

If Joint Owners are named, the age of the oldest Owner will be used to determine the Guaranteed Minimum Income Benefit. If the Contract is owned by a non-natural person, then Owner shall mean the Annuitant for purposes of this rider.



                                  RIDER CHARGE

The addition of the Guaranteed Minimum Income Benefit Rider will result in a charge of [0.30]%, on an annual basis, of the daily net asset value of the Separate Account, for issue ages prior to age 70, and the maximum charge will never exceed 0.50%, on an annual basis, of the daily net asset value of the Separate Account. For issue ages of age 70 or above, the addition of the Guaranteed Minimum Income Benefit Rider will result in a charge of [0.40]%, on an annual basis, of the daily net asset value of the Separate Account and the maximum charge will never exceed 0.60%, on an annual basis, of the daily net asset value of the Separate Account.

Signed for Jefferson National Life Insurance Company.


                                    /s/ Craig A. Hawley

                                    Secretary

JNL-4013                                                                  02/04